As filed with the Securities and Exchange Commission on July 2, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement Under
The Securities Act of 1933

MRV COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1340090 (I.R.S. Employer Identification No.)

20415 Nordhoff Street

Chatsworth, CA  91311

(Address of principal executive offices)

MRV Communications, Inc. 2007 Omnibus Incentive Plan

(Full title of the plan)

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, DE 19808
800-222-2122

(Name and address, and telephone number, including area code, of agent for service)

Copies to:

Jennifer Hankes Painter, Esq.

Vice President, General Counsel

MRV Communications, Inc.

20415 Nordhoff Street

Chatsworth, CA 91311

Telephone: (818) 773-0900

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.0017 par value(1)	12,000,000 shares	$1.30	$15,600,000	$1,112.28

(1)           Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2007 Omnibus Incentive Plan (the “2007 Plan’) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding Common Stock.

(2)           The Proposed Maximum Offering Price per Share and Proposed Maximum Aggregate Offering Price are estimated in accordance with Rule 457(c) and (h) promulgated under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low sales price for the Registrant’s Common Stock on the Pink OTC Markets Inc. on June 30, 2010.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

MRV Communications, Inc. (the “Company”) hereby incorporates by reference in this Registration Statement the following documents and information filed with the Commission:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Commission on March 16, 2010, as amended by the Company’s Annual Report on Form 10-K/A filed with the Commission on April 6, 2010;

(b) The Company’s Quarterly Report filed on Form 10-Q for the quarterly period ended March 31, 2010, as filed with the Commission on May 10, 2010;

(c) The Company’s Current Reports on Form 8-K filed with the Commission on March 3, 2010, March 29, 2010, April 6, 2010, April 9, 2010, May 27, 2010, and June 10, 2010; and

(d) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A as filed with the Commission on June 8, 1992 pursuant to Section 12 of the Exchange Act, as amended by its Form 8-A/A as filed with the Commission on February 24, 1994, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed on a Current Report on Form 8-K.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Jennifer Hankes Painter, Vice President, General Counsel and Secretary of the Company, provides the opinion regarding the legal validity of the shares of Common Stock being registered for issuance under the 2007 Plan. As of the date of this filing, Ms. Painter has been granted 50,000 options for the Company’s Common Stock under the 2007 Plan which are all unvested at this time.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations. As permitted by Section 145 of the Delaware General Corporation Law, Article FOURTH, Paragraph 7 of the

Company’s amended and restated certificate of incorporation provides for limitation of personal liability of directors of the Company as follows:

To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damage for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by the Delaware General Corporation Law, Article IX of the bylaws of the Company provide that, among other things:

The Company shall indemnify its directors and officers for serving the Company in those capacities or for serving other business enterprises at the Company’s request, to the fullest extent permitted by Delaware law, if such person (i) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The Company may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

The Company is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The Company will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Company’s board of directors or brought to enforce a right to indemnification.

The rights conferred in the bylaws are not exclusive, and the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

The Company may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The Company also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

The Exhibits to this Registration Statement are listed in the Index to Exhibits and are incorporated herein by reference.

Item 9. Undertakings.

a.  The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.  The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on this 2nd day of July, 2010.

MRV COMMUNICATIONS, INC.

By:	/s/ Dilip Singh
Dilip Singh Chief Executive Officer (Principal Executive Officer)

By:	/s/ Chris King
Chris King Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Chris King and Jennifer Hankes Painter, each of them acting individually, his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joan Herman	Chair of the Board	July 2, 2010
Joan Herman

/s/ Charles M. Gillman	Director	July 2, 2010
Charles M. Gillman

/s/ Michael E. Keane	Director	July 2, 2010
Michael E. Keane

Director
Michael J. McConnell

/s/ Igal Shidlovsky	Director	July 2, 2010
Igal Shidlovsky

Director
Kenneth H. Shubin Stein, M.D.

Director
Philippe Tartavull

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	2007 Omnibus Incentive Plan (filed herewith)

4.2

Form of Notice of Grant and Agreement for Non-Qualified Stock Option Awards for employees under the Company’s 2007 Omnibus Incentive Plan (incorporated by reference from Exhibit 10.8 of Form 10-K filed on October 8, 2009)

4.3	Form of Notice of Grant and Agreement for Non-Qualified Stock Option Awards for directors under the Company’s 2007 Omnibus Incentive Plan (filed herewith)

4.4	Form of Notice of Grant and Agreement for Restricted Stock Awards for directors under the Company’s 2007 Omnibus Incentive Plan (filed herewith)

5.1	Opinion of Jennifer Hankes Painter, Vice President, General Counsel and Secretary of the Company (filed herewith)

23.1	Consent of Ernst & Young LLP Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Jennifer Hankes Painter, Vice President, General Counsel and Secretary of the Company (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement).